Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Altair Nanotechnologies, Inc. (the "Company") of our reports dated March 12, 2010, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.  We also consent to the reference to our firm under the caption "Experts" in the Proxy Statement, which is part of this Registration Statement.

/s/ Perry-Smith LLP

Sacramento, California
April 16, 2010